Exhibit 10.2
FIRST AMENDMENT
TO THE
DELEK LOGISTICS GP, LLC
AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

    THIS FIRST AMENDMENT TO THE DELEK LOGISTICS GP, LLC 2012 LONG-TERM INCENTIVE PLAN (this “First Amendment”) is effective as of February 17, 2025. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan (as defined below), and all section references shall refer to the Plan.

RECITALS

WHEREAS, Delek Logistics GP, LLC, a Delaware limited liability company (the “Company”), the general partner of Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership”), currently awards long-term compensation to certain non-employee directors, employees, and consultants under its Amended and Restated 2012 Long-Term Incentive Plan dated as of June 9, 2021 (as amended, the “Plan”);

WHEREAS, the Plan reserves 912,207 Units for issuance in connection with awards granted thereunder;

WHEREAS, the Partnership desires to amend the Plan to increase the number of Units reserved for issuance under the Plan by 1,000,000 Units;

WHEREAS, this Amendment requires the approval of the Company’s Board of Directors (the “Board”); and

WHEREAS, the Board, based upon the recommendation of the Governance & Compensation Committee of the Board, which committee has previously been appointed by the Board pursuant to Section 3 of the Plan to administer the Plan (the “Committee”), has determined that it is in the best interests of the Company and the Partnership, subject to approval of the Board, to amend the Plan to increase the number of shares of Units reserved for issuance under the Plan by an additional 1,000,000 Units, from 912,207 Units to 1,912,207, as set forth in this First Amendment.

NOW, THEREFORE, the Plan shall be amended effective as of the date hereof as follows:

    1.    Section 4(a) of the Plan is deleted in its entirety and replaced with the following:

4. Units.

    (a) Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the maximum number of Units that may be delivered or reserved for delivery or underlying Awards in the Aggregate issued under the Plan is 1,912,207. If any Award expires, is canceled, exercised, paid or otherwise terminates without the delivery of Units, then the Units covered by such Award, to the extent of such expiration, cancellation, exercise, payment or termination, shall again be Units with respect to which Awards may be granted. Units that are delivered by a Participant in satisfaction of the exercise or other purchase price of an Award or the tax withholding obligations associated with an Award or are withheld to satisfy the Company’s tax withholding obligations are available for delivery pursuant to other Awards. The Committee may from time to time adopt and observe such rules and procedures concerning the counting of Units against the Plan maximum or any sublimit as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national stock exchange on which the Units are listed or any applicable regulatory requirement. The Board and the appropriate officers of the Company are authorized to take from time to time whatever actions are necessary, and to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Units are available for issuance pursuant to Awards.

    2.    Except as modified herein, all other terms and conditions of the Plan shall remain in full force and effect. In the     event of a conflict between this First Amendment and the Plan, this First Amendment shall control.

    IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Plan, to be effective as of the date first written above.

DELEK LOGISTICS GP, LLC
By: /s/ Denise McWatters
Name: Denise McWatters
Title: Executive Vice President, General Counsel and Corporate Secretary